                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made as of this __ day of December, 2003, by and between American Business Financial Services, Inc., a Delaware corporation, with its corporate headquarters located at The Wanamaker Building, 100 Penn Square East, Philadelphia, PA 19107 and its successors and assigns (hereinafter collectively referred to as "ABFS"), and Barry Epstein ("Epstein").

     In consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment. ABFS hereby employs Epstein and Epstein hereby accepts employment with ABFS, for the period and upon the terms and conditions set forth in this Agreement, subject to earlier termination pursuant to Section 6 below.


     2. Office and Duties.

          (a) During the Term or any Renewal Term, as defined herein, of this Agreement, Epstein shall serve as Managing Director of the National Wholesale Residential Mortgage Division (the "National Wholesale Division"), and shall report directly to the Chief Executive Officer ("CEO") of ABFS and be subject to his supervision, control and direction.

          (b) In his capacity as Managing Director of the National Wholesale Division, Epstein shall serve as the chief operating officer of the National Wholesale Division and shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to, and consistent with that position, including but not limited to its operations, product development, pricing, entering into sales contracts and determining commission structure for sales employees and agents with respect to mortgage and home equity loans originated by the National Wholesale Division, subject to the authority, direction and approval of the CEO of ABFS. Epstein shall also be a member of the Credit Policy Committee. As such, Epstein shall make recommendations to the Credit Policy Committee which will not unreasonably be denied by said Committee. Epstein shall perform such additional duties and responsibilities as may be assigned to him from time to time by the CEO of ABFS or the Board of Directors of ABFS, provided that such additional duties are consistent with the position as described and do not interfere with Epstein's performing those duties or earning any of the compensation described below.

          (c) Epstein shall render his services diligently, faithfully and to the best of his ability, and shall devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will further the business and interests of ABFS. During the Term or any Renewal Term of this Agreement, as defined herein, Epstein shall not be engaged in any business activity which, in the reasonable judgment of the CEO of ABFS or Board of Directors of ABFS, conflicts with Epstein's duties hereunder, whether or not such activity is pursued for pecuniary advantage. Notwithstanding the above, Epstein may engage in personal investment activities during ABFS's regular business hours and at other times, as long as those activities do not interfere with the performance of Epstein's duties to ABFS.

          (d) Epstein shall work out of ABFS's corporate headquarters office located at the Wanamaker Building, 100 Penn Square East, Philadelphia, Pennsylvania ("Corporate Headquarters").

          (e) During the first year of employment, Epstein will spend one week per month working in California to assist in the development of the California office, and any additional time during that first year, or any time after the first year, as mutually agreed upon by Epstein and the CEO of ABFS or his designee.

     3. Term.

          (a) This Agreement shall be effective on December 24, 2003, ("Effective Date"), and shall continue in effect through December 31, 2006 ("Term").

          (b) If monthly production for Wholesale Originations, as defined herein, reaches $100 million for any month during the Term, this Agreement shall automatically continue in effect and be renewed for the period from January 1, 2006 through December 31, 2007. If monthly production for Wholesale Originations reaches $200 million for any month during the Term or the Renewal Term expiring December 31, 2007, this Agreement shall automatically continue in effect and be renewed through December 31, 2008.

          (c) This Agreement shall automatically renew on a year to year basis after the expiration of the Term (in the event a renewal pursuant to subparagraph 3(b) does not occur) or any Renewal Term specified in subparagraph 3(b) unless either party provides written notice of non-renewal to the other party sixty (60) days prior to the expiration of the Term or any Renewal Term. (Any continuation of this Agreement as provided for in this Section 3 shall be referred to herein as a "Renewal Term.")

          (d) Either party may terminate this Agreement during the Term or any Renewal Term of this Agreement as provided for in Section 6.

          (e) Definition of Wholesale Originations. For purposes of this
Agreement:

               (i) "Wholesale Originations" means all residential mortgage loans originated by the National Wholesale Division excluding existing originations arising out of ABFS's Philadelphia Headquarters.

               (ii) "Existing originations arising out of ABFS's Philadelphia Headquarters" means (A) retail mortgage origination business (excluding retail mortgages arising out of the California office); (B) loans made by lenders that are, as of the Effective Date, currently participating in the Bank Alliance Program; and (C) business loans (including wholesale loans) originated by the Business Loan division, formerly known as "American Business Credit, Inc."

     4. Compensation.

          (a) Base Salary. In consideration of the services rendered by Epstein to ABFS during the Term or any Renewal Term hereof, Epstein shall receive a base salary, payable monthly in accordance with ABFS's regular payroll practices in effect from time to time ("Base Salary"). The Base Salary shall be $35,000.00 per month.

          (b) Cash Bonus Plan.

               (i) A cash bonus will be paid monthly once monthly production for total Wholesale Originations reaches $200 million for any one calendar month during the Term or any Renewal Term. The bonus shall be in an amount equal to five (5) basis points multiplied by the amount of such Wholesale Originations for such month that is greater than $200 million and less than or equal to $400 million, and will not exceed One Hundred Thousand Dollars ($100,000.00) in any one month.

               (ii) In addition to any bonus provided for in subparagraph (i), if monthly production for Wholesale Originations is $400 million or more for any calendar month during the Term or any Renewal Term, Epstein shall receive Fifteen Thousand Dollars ($15,000.00) as a bonus for that month.

          (c) Stock Grant. Epstein shall receive a grant of Two Hundred Thousand (200,000) restricted shares of ABFS common stock, par value $.001 (the "Restricted Shares"), on the Effective Date of this Agreement. ABFS represents that ABFS only has one authorized class of common stock and that the common stock is listed on the NASDAQ exchange.

               (i) The Restricted Shares shall become vested and no longer subject to any restriction other than those imposed by Federal or State securities laws, upon Epstein's achievement of the performance objectives set forth below or as described in Section 7 of this Agreement:

                    a) One Hundred Thousand (100,000) Restricted Shares will become vested as of the earlier of the following:

                    (1) on the last day of the first calendar month during the Term or any Renewal Term in which Wholesale Originations reach $100 million; or

                    (2) on the first day of the month following any month in 2004 in which ABFS loses its warehouse lines or is unable or fails to maintain warehouse lines in amounts sufficient to achieve monthly Wholesale Originations of $100 million.

                    b) An additional One Hundred Thousand (100,000) Restricted Shares will become vested as of the last day of the first calendar month during the Term or any Renewal Term in which Wholesale Originations reach $200 million.



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

               (ii) In the event of a "Change in Control" as defined in this subparagraph, any unvested Restricted Shares shall immediately become vested. For these purposes, a "Change in Control" means (A) that Anthony J. Santilli, Jr. ceases to be CEO of ABFS; or (B) there is a merger, consolidation or other transaction involving ABFS in which ABFS is not the resulting or surviving entity and the voting shareholders of the Corporation immediately prior to the effectiveness of such transaction cease to control at least a majority of the voting shares or interests of the resulting or surviving entity; or (C) the effective date of any sale of substantially all of the assets of ABFS to any entity other than an entity controlled by ABFS or an entity owned by shareholders holding not less than a majority of the voting shares of ABFS immediately prior to the effectiveness of such transaction.

               (iii) Any Restricted Shares that have not vested as of the date of termination of employment will be forfeited and revert back to ABFS, except as provided in Section 7 of this Agreement.

               (iv) ABFS and Epstein shall sign a separate Restricted Stock Agreement simultaneously with the execution of this Agreement. The Restricted Stock Agreement will govern the issuance and vesting of the Restricted Shares in accordance with the provisions of this Agreement and will contain such other provisions as are mutually acceptable to ABFS and Epstein. The Restricted Stock Agreement shall be incorporated, in its entirety, into this Agreement. If there are any conflicts between the two agreements, the provisions of this Agreement shall be controlling.

          (d) Vacation and Benefits. During the Term and any Renewal Term of this Agreement, Epstein shall be entitled to four (4) weeks of paid vacation, with a right to take at least two (2) weeks consecutively, pursuant to company policy, and to participate in all employee benefit plans and fringe benefit programs, if any, as may be in effect from time to time and which are available to ABFS senior executives (excluding the CEO), subject to the eligibility requirements thereof (collectively, the "Benefits").

          (e) Business Expenses. During the Term and any Renewal Term, ABFS shall advance to Epstein all airfare expenses and reimburse Epstein for all other reasonable business expenses incurred or paid by Epstein in the performance of Epstein's duties hereunder, including first class air travel to California for trips required by ABFS, consistent with ABFS' policies for payment and reimbursement of business expenses.

          (f) Relocation Expenses. ABFS agree to reimburse Epstein, in the amount of $10,000, for relocation expenses incurred in moving from his current home to a home within a reasonable commuting distance from ABFS' Corporate Headquarters, including expenses incurred in furnishing or equipping his new home, within ten (10) business days of Epstein's providing documentation of the costs he has incurred.

          (g) Car Allowance. Epstein shall receive $650 per month for expenses related to his car. Epstein will not be required to provide any documentation to ABFS concerning the actual car-related expenses he has incurred.

          (h) Withholding. All payments made pursuant to this Agreement shall be subject to such withholding taxes as may be required by any applicable law.

     5. Representations of Epstein. Epstein represents to ABFS that (a) there are no restrictions, agreements or understandings whatsoever to which Epstein is a party that would prevent, or render unlawful, his execution of this Agreement and his employment hereunder; (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party, or by which he is bound; and (c) he is of full capacity, free and able to execute this Agreement and to enter into this Agreement with ABFS.

     6. Termination. Epstein's employment may only be terminated prior to the expiration of the Term or any Renewal Term as provided in this Section 6:

          (a) Resignation by Epstein for Good Reason. Epstein may resign for Good Reason ("Resignation for Good Reason"), by providing written notice to ABFS specifying both the contractual provision and the alleged acts or omissions by ABFS on which he is relying in resigning for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean the following:

               (i) changing Epstein's title or assigning Epstein a title inconsistent with the specific provisions of this Agreement;

               (ii) changing, in any material manner, Epstein's responsibilities and duties in violation of this Agreement;

               (iii) requiring Epstein to report to an executive other than ABFS's CEO;

               (iv) except as provided by this Agreement, requiring Epstein to report to a location that is more than 50 miles from ABFS's current corporate headquarters;

               (v) failing to pay the Base Salary or Bonus owed to Epstein pursuant to this Agreement, provided that a good faith dispute between the parties as to the Bonus owed to Epstein will not constitute "Good Reason" for Epstein's resignation;

               (vi) failing to pay or provide the Benefits, or to issue or vest the Restricted Stock, as provided in this Agreement, provided that a good faith dispute between the parties as to Benefits owed to Epstein or the vesting of Restricted Stock pursuant to Subparagraph 4c(i)(b) will not constitute "Good Reason" for Epstein's resignation;

               (vii) After receiving the written notice described above, ABFS will have 30 days to cure the grounds for resignation for Good Reason. If ABFS fails to cure such act(s) or omission(s) within the specified time period, the Resignation for Good Reason shall be effective upon the expiration of such specified period.

          (b) Termination by Epstein for Reasons Other Than Good Reason. Epstein may resign at any time, for any reason other than for "Good Reason", by providing ninety (90) days prior written notice to ABFS.

          (c) Termination by ABFS for Cause. ABFS shall have the right to terminate Epstein's employment at any time for "Cause" by providing written notice to Epstein specifying both the contractual provision and the alleged acts or omissions by Epstein on which it is relying in terminating his employment. For purposes of this Agreement, "Cause" shall mean the following:

               (i) Epstein commits fraud or theft against ABFS or any of its subsidiaries, affiliates, joint ventures and related organizations, including any not-for-profit affiliates or not-for-profit joint ventures (collectively referred to as "Affiliates"), or is indicted, convicted of, or pleads guilty or nolo contendere to, a felony, fraud or embezzlement;

               (ii) In carrying out his duties hereunder, Epstein engages in conduct that constitutes gross neglect or willful misconduct;

               (iii) Epstein materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Section 8 below);

               (iv) Epstein breaches any duty of loyalty owed to ABFS or its Affiliates;

               (v) Epstein repeatedly refuses to perform his duties or responsibilities as described in this Agreement, or refuses to obey lawful directions by the CEO or the Board of Directors of ABFS which are consistent with this Agreement;

               (vi) Epstein violates any lawful written policy that has been established by ABFS or the Board of Directors of ABFS, that has been delivered to him, that expressly calls for termination of employment, and that is not inconsistent with this Agreement;

               (vii) Solely with regard to the grounds for Termination for Cause described in Section 6(b) (ii), (iii), (v) or (vi), to the extent that Epstein's acts or omissions are curable by him, Epstein's employment may only be terminated for Cause after he is given the written notice described above and he fails to cure the stated deficiencies within thirty (30) days after receiving that notice.

          (d) Termination by ABFS for Insufficient Origination Volume. ABFS shall have the right to terminate Epstein's employment in February 2005, in the event monthly Wholesale Originations have not reached $100 million in at least one calendar month during the period January 1, 2004 through January 31, 2005, unless the failure to reach the above-stated benchmark is due to ABFS's inability or failure to maintain warehouse lines in amounts sufficient to reach that benchmark, by delivering written notice to Epstein at any time between February 1, 2005 and February 25, 2005, specifying the effective date in February of such termination.

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          (e) Termination by ABFS upon Epstein's Death or Disability. Epstein's employment shall terminate upon his Death. ABFS shall have the right to terminate Epstein's employment at any time because of a Disability which has prevented Epstein from performing the essential functions of his job hereunder for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months, subject to the reasonable accommodation provisions of applicable statutes. The term, "Disability," as used herein, means any physical or mental illness, disability or incapacity which has prevented him from performing the essential functions of his job for more than thirty days. During any period of Disability, Epstein agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of ABFS, subject to applicable law.

          (f) Termination by ABFS Without Cause: ABFS may terminate Epstein's employment at any time for any reason other than the reasons specified in paragraphs 6(c), (d) and (e), which shall hereinafter be referred to as a termination "Without Cause," by delivering written notice to Epstein specifying the effective date of the termination Without Cause.

          (g) The provisions of Section 8, except to the extent limited by the terms of Section 8(a) and 8(c), survive the termination of Epstein's employment hereunder and shall remain in full force and effect thereafter.

     7. Payments Upon Termination.

          (a) Termination or Resignation for Any Reason. If Epstein resigns or his employment is terminated for any reason, Epstein shall receive: (i) the unpaid Base Salary, Bonus and Benefits described in Section 4 earned and accrued through the date of his termination or resignation; (ii) the additional Benefits to which he is entitled by law or pursuant to the terms of the employee benefit plans in which he was a participant before the resignation or termination in accordance with the provisions of those plans; and (iii) the additional amounts and benefits, if any, described below.

          (b) Termination Upon Non-Renewal or for Cause. In the event that Epstein's employment is terminated as a result of the non-renewal of this Agreement in accordance with Section 3 herein or for Cause, Epstein will not be entitled to receive any payments or benefits other than those described in Paragraph 7(a).

          (c) Resignation for Any Reason Other Than for Good Reason. In the event Epstein resigns for any reason other than Good Reason, Epstein will not be entitled to receive any payments or benefits other than those described in Paragraph 7(a).

          (d) Termination by ABFS for Insufficient Volume. If Epstein is terminated in February 2005, because monthly Wholesale Originations did not reach $100 million for at least one calendar month before February 1, 2005, Epstein shall receive, in addition to the amounts described in Paragraph 7(a), an amount equal to three (3) months Base Salary, and a portion of the Restricted Shares shall become vested. The number of vested Restricted Shares shall be calculated by multiplying 100,000 by the fraction in which the numerator is the dollar amount of the highest Wholesale Originations achieved in any calendar month prior to the date of termination and the denominator is $100,000,000. ABFS shall make the payments described in this paragraph over a three (3) month period in equal installments in accordance with ABFS's regular payroll practice then in effect, but shall cease immediately if Epstein is in breach of this Agreement, provided that Epstein executes, and does not revoke, a General Release of all claims relating to his employment and termination from employment in the form attached hereto and incorporated herein. Epstein understands that should he fail or refuse to execute the attached General Release, or revoke such General Release, he shall not be entitled to any severance payments under this section. Payments under this subsection shall begin in the first full month following the expiration of the revocation period described in the General Release.

          (e) Termination Due to Death or Disability. In the event Epstein's employment hereunder is terminated due to his death or Disability, in addition to the amounts described in Paragraph 7(a), ABFS shall continue to pay the costs of COBRA continuation coverage for medical insurance for a period of one year from the date of termination, and, if none of the Restricted Shares have become vested as of the termination of employment, a portion of the Restricted Shares shall become vested. The number of vested Restricted Shares shall be calculated by multiplying 100,000 by the fraction in which the numerator is the dollar amount of the highest Wholesale Originations achieved in any calendar month prior to the date of termination and the denominator is $100,000,000. In the event that Epstein's employment is terminated because of his death, Epstein's heirs, personal representative or estate shall be entitled to receive the payments, benefits and Restricted Shares described herein. In the event of termination because of Disability, ABFS shall also pay Epstein an amount equal to six months' Base Salary in six equal monthly installments, in accordance with ABFS's regular payroll practice then in effect, but shall cease immediately if Epstein is in breach of this Agreement. Epstein shall only receive payments, benefits and Restricted Shares provided for in this subsection if Epstein executes, and does not revoke, a General Release of all claims relating to his employment and termination from employment in the form attached hereto and incorporated herein. Epstein understands that should he fail or refuse to execute the attached General Release, or revoke such General Release, he shall not be entitled to any severance payments under this section. Payments under this subsection shall begin in the first full month following the expiration of the revocation period described in the General Release.

          (f) Termination by ABFS Without Cause or Resignation for Good Reason, before January 1, 2005. If ABFS terminates Epstein's employment Without Cause, or Epstein resigns for Good Reason, before January 1, 2005, in addition to the amounts described in Paragraph 7(a), ABFS shall pay Epstein an amount equal to the balance of his Base Salary from the date of termination or resignation through December 31, 2006 and shall vest 100,000 shares of any unvested Restricted Shares, provided that Epstein executes, and does not revoke, a General Release of all claims relating to his employment and termination from employment in the form attached hereto and incorporated herein. Epstein understands that should he fail or refuse to execute the attached General Release, or revoke such General Release, he shall not be entitled to any severance payments under this section. The stock shall vest, within ten (10) business days after the expiration of the revocation period described in the General Release. The total amount of the Base Salary described in this subparagraph shall be payable in equal monthly installments through December 2006 beginning the first full month following the expiration of the revocation period described in the General Release, pursuant to ABFS's regular payroll practice then in effect, but shall cease immediately if Epstein is in breach of this Agreement.



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          (g) Termination by ABFS Without Cause or Resignation for Good Reason,
on or after January 1, 2005. If ABFS terminates Epstein's employment Without Cause, or Epstein resigns for Good Reason, on are after January 1, 2005, in addition to the amounts described in Paragraph 7(a), ABFS shall pay Epstein an amount equal to the sum of (i) two (2) years Base Salary, plus (ii) three times the bonus, if any, Epstein earned in the last full month prior to his termination, and shall vest all of Epstein's Restricted Shares that are unvested at that time, provided that Epstein executes, and does not revoke, a General Release of all claims relating to his employment and termination from employment in the form attached hereto and incorporated herein. Epstein understands that should he fail or refuse to execute the attached General Release, or revoke such General Release, he shall not be entitled to any severance payments under this section. The stock shall vest within ten (10) business days after the expiration of the revocation period described in the General Release. The payments described in this subsection shall be payable in twenty-four (24) equal monthly installments beginning the first full month following the expiration of the revocation period described in the General Release, pursuant to ABFS's regular payroll practice then in effect, but shall cease immediately if Epstein is in breach of this Agreement.

          (h) No amounts owed by ABFS pursuant to this Section 7 are subject to mitigation or a duty to mitigate by Epstein.

          (i) The amounts described in this Section 7 are the only amounts that ABFS is obligated to pay under this Agreement to Epstein in connection with the termination of his employment or resignation for any reason whatsoever.

          (j) The form of General Release, attached hereto and incorporated herein, may only be modified at the time of execution to the extent modification is necessary to comply with any applicable law or regulation.

     8. Restrictive Covenants.

          (a) Non-Solicitation/Non-Piracy. While employed by ABFS, and for a period of twelve (12) months thereafter, Epstein will not, directly or indirectly, for his own account or for the benefit of any Person or entity:

               (i) solicit, service, contact, or aid in the solicitation or servicing of any Person or entity which is or was a contractor, subcontractor, broker, business partner, sales representative or supplier of ABFS or its Affiliates within three (3) years prior to Epstein's termination ("Companies' Customers/Clients"), for the purpose of (a) selling services or goods in competition with the Business of Companies; (b) inducing Companies' Customers/Clients to cancel, transfer or cease doing business in whole or in part with ABFS or its Affiliates or (c) inducing Companies' Customers/Clients to do business with any Person or business entity in competition with the Business of Companies. Should ABFS terminate Epstein's employment without Cause or Epstein resigns for Good Reason, then the restrictions contained in this subparagraph 8(a)(i) shall not apply after the date of termination or resignation.



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               (ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of ABFS or its Affiliates to leave the employ of ABFS or its Affiliates, or interfere with such employee's relationship with ABFS or its Affiliates.

          (b) Non-Disclosure. Other than as required by law or in furtherance of the Business of Companies, as defined herein, in the ordinary course in his capacity as an employee hereunder, Epstein will not, at any time, except with the express prior written consent of the CEO or Board of Directors of ABFS, directly or indirectly, disclose, communicate or divulge to any Person or entity, or use for the benefit of any Person or entity, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Business of Companies including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor and subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies and plans and other information of ABFS or its Affiliates which is not generally available to the public and which has been developed or acquired by ABFS or its Affiliates with considerable effort and expense. Upon the expiration or termination of Epstein's employment under this Agreement, Epstein shall immediately deliver to ABFS all memoranda, books, papers, letters, and other data (whether in written form or computer stored), and all copies of same, which were made by Epstein or otherwise came into his possession or under his control at any time between the Effective Date and the expiration or termination of his employment under this Agreement, and which in any way relate to the Business of Companies as conducted or as planned to be conducted by ABFS or its Affiliates on the date of the expiration or termination, except for documents relating to his compensation, stock or Benefits.

          (c) Intellectual Property. Epstein will promptly communicate to ABFS, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of Companies which are conceived or developed by Epstein alone or with others, at any time (during or after business hours) while Epstein is employed by ABFS or its Affiliates. Epstein acknowledges that all of those ideas and creations are inventions and works for hire, and will be the exclusive property of ABFS. Epstein will sign any documents which ABFS deems necessary to confirm its ownership of those ideas and creations, and Epstein will cooperate with ABFS in order to allow ABFS to take full advantage of those ideas and creations.

          (d) Non-Disparagement. Epstein will not, at any time, publish or communicate disparaging or derogatory statements or opinions about ABFS or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about ABFS's or its Affiliates' management, products or services, to any third party. It shall not be a breach of this section for Epstein to testify truthfully in any judicial or administrative proceeding or government investigation or to make statements or allegations in legal filings that are based on Epstein's reasonable belief and are not made in bad faith.



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          (e) Enforcement. Epstein acknowledges that the covenants and agreements of this Section 8 ("Covenants") herein are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Epstein further acknowledges that any breach or threat of breach by him of any of the Covenants will result in irreparable injury to ABFS for which money damages could not be adequate to compensate ABFS. Therefore, in the event of any such breach or threatened breach, ABFS shall be entitled, in addition to all other rights and remedies which ABFS may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Epstein and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to ABFS in this Agreement are cumulative and are in addition to remedies otherwise available to ABFS at law or in equity. The existence of any claim or cause of action which Epstein or any such other Person may have against ABFS shall not constitute a defense or bar to the enforcement of any of the Covenants contained in this Section 8. If ABFS is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.

          (f) Acknowledgements. Epstein expressly acknowledges that the Covenants are a material part of the consideration bargained for by ABFS, and, without the agreement of Epstein to be bound by the Covenants, ABFS would not have agreed to enter into this Agreement. Epstein further acknowledges and agrees that the Business of Companies and its services are highly competitive, and that the Covenants contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of ABFS.

          (g) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes is lawful and appropriate.

          (h) Business of Companies. The term "Business of Companies", as used herein, shall mean the provision by ABFS or its Affiliates of originating, selling, and servicing home equity loans and small business loans.

     9. Miscellaneous.

          (a) Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.



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

          (b) Controlling Law; Consent to Jurisdiction; Consent to Arbitration.

               (i) This Agreement and all matters arising out of or relating to this Agreement, including all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

               (ii) In the event there is any claim, dispute, or controversy between ABFS and Epstein which cannot be brought to arbitration (as provided below), each party agrees to the exercise of jurisdiction over it by a federal or state court sitting in Philadelphia County, Pennsylvania. ABFS and Epstein further agree that any action that may be brought in court shall be brought in one of the courts specified in this subparagraph.

               (iii) Except to the extent provided for in Section 8 above (relating to injunctive relief and other equitable remedies), ABFS and Epstein agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Epstein's employment by ABFS or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of ABFS's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential arbitration. The arbitration shall be held in Philadelphia, Pennsylvania (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the "Rules") of the American Arbitration Association ("the AAA") in effect at the time of the arbitration, except that, if the AAA is unable to designate an arbitrator from the initial list submitted to the parties, then the arbitrator shall be selected from a second list of five arbitrators supplied by the AAA, by alternatively striking from that list. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties, however, all costs for the services of the arbitrator shall be borne solely by ABFS. Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under law). In rendering a decision on the merits, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court will apply to the arbitration proceeding. All procedural decisions, including decisions regarding discovery requests, shall be governed by AAA rules. The award of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either ABFS or Epstein improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.



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

          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

               (i)  If to Epstein:

                    Barry Epstein
                    2122 Century Park Lane, # 416
                    Los Angeles, CA  90067

               (ii) If to ABFS:

                    American Business Financial Services, Inc.
                    The Wanamaker Building
                    100 Penn Square East
                    Philadelphia, PA 19107

                    Attention:  Board of Directors


                    With a copy to:

                    Lawrence F. Flick, II
                    Blank Rome LLP
                    One Logan Square
                    Philadelphia, PA 19103.

     In addition, notice by mail shall be by air mail if posted outside of the continental United States.

     Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

          (d) Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. ABFS may assign or otherwise transfer its rights under this Agreement, including but not limited to all Covenants contained in Section 8 above, to any successor or affiliated business or corporation whether by sale of stock, merger, consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Epstein to a third party, nor may Epstein delegate his duties under this Agreement.

          (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.



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

          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (g) Entire Agreement. This Agreement, including the Restricted Stock Agreement and form of General Release incorporated into this Agreement, contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both Parties.

          (h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

          (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which ABFS is required or has elected to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

          (k) Costs, Expenses in the Event of Breach. In the event that either party to this Agreement commences any proceeding or arbitration to enforce or for breach of this Agreement, or any party asserts any counterclaim arising from this Agreement in any such proceeding, the prevailing party shall be entitled to reimbursement for all costs and expenses incurred, including but not limited to reasonable legal fees and costs of litigation or arbitration (other than costs for the services of the arbitrator, which are to be paid by ABFS pursuant to subparagraph 9(b)(iii)). In determining whether a party is a prevailing party, a court or arbitrator may take into account the legal standards that have been developed in breach of contract actions (in which the contracts authorize an award of attorneys fees) by Pennsylvania state courts or federal courts in the Third Circuit Court of Appeals.

            [The remainder of this page is intentionally left blank]



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

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.



                                  AMERICAN BUSINESS FINANCIAL SERVICES, INC.


                                  By: ________________________________
                                  Name: Jeffrey M. Ruben
                                  Title:  Executive Vice-President





                                  ____________________________________
                                  BARRY EPSTEIN






















            [Signature Page to Employment Agreement of Barry Epstein]



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